Exhibit 10.13

Execution Version

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EMPLOYEE MATTERS AGREEMENT

by and between

IKARIA, INC.

and

BELLEROPHON THERAPEUTICS LLC

dated as of February 9, 2014

Employee Matters Agreement

This Employee Matters Agreement, dated as of February 9, 2014, is made and entered by and among Ikaria, Inc., a Delaware Corporation (“Ikaria”), and Bellerophon Therapeutics LLC, a Delaware limited liability company (“R&DCo”).  Ikaria and R&DCo are sometimes referred to herein individually as a “Party” and together as the “Parties.”  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them by the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation and Distribution Agreement”).

Recitals

WHEREAS, the Board of Directors of Ikaria has determined that it is appropriate, desirable and in the best interests of Ikaria and its stockholders to separate Ikaria into two independent companies, one for each of: (a) the Ikaria Business, which shall continue to be owned and conducted, directly or indirectly, in addition to any other line of business it may conduct, by Ikaria, and (b) the R&DCo Business, which shall be owned and conducted, directly or indirectly, by R&DCo (such separation, the “Separation”);

WHEREAS, pursuant to the terms of, and as described more fully in, the Separation and Distribution Agreement, the Parties will engage in a series of transactions culminating in the distribution to holders of shares of Ikaria Capital Stock, by means of one or more special dividends, of, in the aggregate, 100% of the R&DCo Voting Units (the “Distribution”); and

WHEREAS, in furtherance of the foregoing, the Parties have agreed to enter into this Agreement for purposes of (a) addressing the treatment of Employees who provide services to the R&DCo Business, the transfer of their employment to Bellerophon Services, Inc., a wholly owned subsidiary of R&DCo (“ServicesCo”), and their participation in employee benefit plans and programs following the Distribution; (b) addressing the effect of the Distribution on certain equity awards held by such Employees; and (c) allocating assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and other employment matters as a result of the Separation.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation and Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 24, 2013, by and among Ikaria, Compound Holdings I, LLC, Compound Holdings II, Inc., Compound Merger Sub I, Inc. Compound Merger Sub II, Inc. and, solely in its capacity as Stockholder Representative, New Mountain Partners II, L.P.

“Agreement” means this Employee Matters Agreement, together with the exhibits, schedules, appendices, and annexes hereto.

“COBRA” has the meaning ascribed to it in Section 5.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Group Employee” means any Employee, or following the Distribution, any Ikaria Employee or R&DCo Employee.

“CommercialCo FMV” means the fair market value of Ikaria as of immediately following the Distribution, which fair market value shall be determined by the Ikaria Board of Directors based on the aggregate fair market value of the merger consideration payable to the Ikaria securityholders (including but not limited to stockholders, option holders and restricted stock unit holders) pursuant to the Acquisition Agreement.

“Delayed Transfer Employee” has the meaning ascribed to it in Section 3.1(b).

“Distribution” has the meaning ascribed to it in the Recitals to this Agreement.

“Employee” means any individual who, prior to the Distribution, is or was employed by any member of the Ikaria Group, including any Transferred Employee and any Delayed Transfer Employee.

“Ikaria” has the meaning set forth in the preamble to this Agreement.

“Ikaria 401(k) Plan” means the Ikaria, Inc. 401(k) Plan as in effect or as it may be amended from time to time.

“Ikaria Acquisition” means the acquisition of Ikaria pursuant to the Acquisition Agreement.

“Ikaria Equity Award” means an equity award under an Ikaria Equity Plan after the adjustment provided in Section 7.1, including the Post-Distribution Ikaria Options and the Post-Distribution Ikaria RSUs.

“Ikaria Equity Plans” mean the Ikaria Holding, Inc. 2007 Stock Option Plan and the Amended and Restated Ikaria Holdings, Inc. 2010 Long Term Incentive Plan.

“Ikaria Employee” means an individual who immediately following the Distribution remains employed by any member of the Ikaria Group. Such an individual shall remain an Ikaria Employee through his or her Transfer Date, if applicable, or other termination of employment with Ikaria.  “Ikaria Employee” shall also include, where applicable, the beneficiaries and dependents of an individual described in the first sentence of this definition.

“Ikaria Group” means Ikaria, Inc. and each of its subsidiaries (other than R&DCo or any R&DCo Group Member).

“Ikaria Plan” means any Plan maintained or sponsored by any member of the Ikaria Group.

“Ikaria Stock Option” means an option to acquire Ikaria non-voting common stock issued under an Ikaria Equity Plan.

“Ikaria RSU” mean a restricted stock unit representing the right to receive one share of Ikaria non-voting common stock issued under an Ikaria Equity Plan.

“Ikaria Welfare Plans” has the meaning ascribed to it in Section 5.1(a).

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any Transferred Employee or Delayed Transfer Employee.

“Outstanding Equity Award” means an equity award under an Ikaria Equity Plan outstanding as of the day prior to the Distribution Date.

“Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to Employees, or former Employees of any member of the Ikaria Group or R&DCo, as the case may be, in respect to their services for the Ikaria Business or the R&DCo Business.

“Post-Distribution Ikaria Option” has the meaning ascribed to it in Section 7.1(a).

“Post-Distribution Ikaria RSU” has the meaning ascribed to it in Section 7.1(b).

“Post-Distribution R&DCo Option” has the meaning ascribed to it in Section 7.1(a).

“Post-Distribution R&DCo RSU” has the meaning ascribed to it in Section 7.1(b).

“R&DCo” has the meaning ascribed to it in the preamble to this Agreement.

“R&DCo 401(k) Plan” has the meaning ascribed to it in Section 6.1.

“R&DCo Employee” means (a) each Transferred Employee and (b) effective upon the Transfer Date, each Delayed Transferred Employee. “R&DCo Employee” shall also include, where applicable, the beneficiaries and dependents of an individual described in the first sentence of this definition.  Following the Distribution, all R&DCo Employees shall initially be employees of ServicesCo.

“R&DCo Equity Award” means an equity award under the R&DCo Equity Plan issued in connection with the adjustment provided in Section 7.1, including the Post-Distribution R&DCo Options and the Post-Distribution R&DCo RSUs.

“R&DCo Equity Plan” means each Ikaria Equity Plan, to the extent assumed by R&DCo in connection with the Distribution and pursuant to this Agreement.

“R&DCo FMV” means the fair market value of R&DCo equity as of immediately following the Distribution to be determined based on an independent third party valuation.

“R&DCo Plan” means any Replacement Plan, each R&DCo Equity Plan and any other Plan established and adopted by R&DCo for the benefit of any R&DCo Employee.

“Replacement Plans” has the meaning ascribed to it in Section 4.1.

“Separation” has the meaning ascribed to it in the Recitals to this Agreement.

“ServicesCo” has the meaning ascribed to it in the Recitals to this Agreement.

“Transfer Date” has the meaning ascribed to it in Section 3.1(b).

“Transferred Employee” has the meaning ascribed to it in Section 3.1(a).

ARTICLE II.

RELATIONSHIP AT AND FOLLOWING DISTRIBUTION

Section 2.1. Employees, Employee Liabilities Generally.

Except as provided in this Section 2.1, each of Ikaria and R&DCo shall be responsible for the Liabilities arising with respect to the employment by any member of the Ikaria Group or the R&DCo Group, as the case may be, of (a) each person in its employment immediately following the Distribution, and (b) each person whose last employment with any member of the Ikaria Group or the R&DCo Group was performing services for the Ikaria Business or the R&DCo Business, respectively. Notwithstanding the foregoing:

(i)                                     to the extent that compensation is payable to any Combined Group Employee in the form of or with respect to an Ikaria Equity Award, such compensation shall be payable by Ikaria and to the extent that compensation is payable to any Combined Group Employee in the form of or with respect to an R&DCo Equity Award, such compensation shall be payable by R&DCo; and

(ii)                                  to the extent that any benefit or compensation (including any benefit or compensation otherwise described in subclause (i)) is payable to, or any other Liability in respect of any such Combined Group Employee is expressly allocated to, Ikaria or R&DCo pursuant to the terms of this Agreement, such specific allocation shall control.

Section 2.2. Employees and Benefits Generally; Possibility of Transition Services.

As of the date hereof, all Employees actively engaged on a regular basis in the R&DCo Business are Employees of members of the Ikaria Group and such Employees participate in the Ikaria Plans.  Following the Distribution Date, pursuant to this Agreement, R&DCo will establish its own Plans and the participation of R&DCo Employees in the Ikaria Plans will cease as of the Distribution Date or as soon as practicable thereafter (or Transfer Date, as applicable).

ARTICLE III.

TRANSFERRED EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 3.1. Transferred Employees.

(a)                                 General. The employment of, and all rights and obligations under any employment agreement with, any Employee identified on Schedule A hereto and any other Employee that the Parties agree to add to Schedule A after the date hereof (the

“Transferred Employees”) will be transferred to ServicesCo immediately prior to the Distribution.

(b)                                 Delayed Transfer Employees. In the event that Ikaria and R&DCo agree to transfer the employment of any other Employee of any member of the Ikaria Group to ServicesCo in connection with the Distribution, but following the Distribution Date (each, a “Delayed Transfer Employee”), then effective as of the date the employment of such Delayed Transfer Employee is transferred or such other date as may otherwise be agreed in writing by the Parties (the “Transfer Date”), R&DCo shall assume all Liabilities of the type and nature that would have been assumed by R&DCo pursuant to Section 3.2 had such Delayed Transfer Employee been a Transferred Employee as of the Distribution Date, including all Liabilities arising during the period beginning on the Distribution Date and ending on the Transfer Date that arose in the ordinary course of business with respect to such Delayed Transfer Employee.

Section 3.2. Assumption of Liabilities. Except as otherwise expressly provided for in this Agreement, as of the Distribution Date (or, if later, the Transfer Date), R&DCo shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities to or relating to Transferred Employees, Delayed Transfer Employees, and former Employees who primarily performed services for the R&DCo Business, to the extent relating to, arising out of, or resulting from employment with any member of the Ikaria Group on or prior to the Distribution Date (or, as applicable, the Transfer Date), including, without limitation, (i) Liabilities in respect of the reduction in force described on Exhibit E to the Acquisition Agreement and any other severance, bonus, benefits or other compensation obligations to or in respect of Transferred Employees, Delayed Transfer Employees, and former Employees who primarily performed services for the R&DCo Business (including the individuals listed in either schedule to that certain letter from Ikaria to Compound Holdings II, Inc. dated as of December 24, 2013), whether arising before or after the closing of the Ikaria Acquisition, (ii) the retention bonus pool to be distributed by Ikaria as described on Exhibit E to the Acquisition Agreement and (iii) all rights and obligations under an employment agreement with such Employees (and all such employment agreements will be assigned to ServicesCo).

Section 3.3. General Principles.

(a)                                 Non-Termination of Employment or Benefits. Except as otherwise expressly provided herein or as otherwise required by applicable law, no provision of this Agreement or the Separation and Distribution Agreement shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any Employee. Without limiting the generality of the foregoing, except as may be explicitly provided in an Individual Agreement, neither the Distribution nor the transfer of employment shall cause any Employee to be deemed to have incurred a termination of employment or create any entitlement to any severance benefits or the commencement of any other benefits under any Ikaria Plan or any Individual Agreement.

(b)                                 No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Employee. Except as specifically provided otherwise herein, this Agreement shall not limit the ability of either Ikaria or R&DCo, as applicable, to change the position, compensation or benefits of any of its or its subsidiary’s Employees for a performance-related, business or any other reason or require any such entity to continue the employment of any such Employee for any particular period of time; provided that R&DCo shall bear all Liability associated with any such termination of employment or modification of terms and conditions of employment with respect to any R&DCo Employee and former Employees who primarily performed services for the R&DCo Business; and provided further that R&DCo covenants that its intent is to cause ServicesCo to continue to employ all of the R&DCo Employees pursuant to substantially similar terms and conditions as they are employed by Ikaria as of the date hereof and with such terms and conditions that are required under applicable law.

Section 3.4. Reimbursement.

(a)                                 By R&DCo. From time to time after the Distribution, R&DCo shall reimburse Ikaria promptly, and in no event more than fifteen business days after delivery by Ikaria of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Ikaria is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of R&DCo.

(b)                                 By Ikaria. From time to time after the Distribution, Ikaria shall reimburse R&DCo promptly, and in no event more than fifteen business days after delivery by R&DCo of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that R&DCo is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of Ikaria.

ARTICLE IV.

R&DCO PLANS

Section 4.1. Establishment of R&DCo Plans. ServicesCo shall adopt, effective as of the Distribution Date or as soon as practicable thereafter, employee benefit plans that shall substantially replicate, to the extent commercially feasible, the following Ikaria Plans: a 401(k) plan, a medical and dental plan, Long-Term Disability, Short-Term Disability, Life and Accidental Death and Dismemberment, and Flexible Spending

Accounts (the “Replacement Plans”).  ServicesCo shall become the plan sponsor of, and, from and after the date of adoption of each Plan, shall have sole responsibility for each Replacement Plan.

Section 4.2. Terms of Participation by R&DCo Employees.

(a)                                 Right and Entitlements. Except as otherwise agreed to by the Parties in accordance with Section 2.2 and the Transition Services Agreement, each R&DCo Employee shall terminate participation in the Ikaria Plans on the Distribution Date (or Transfer Date, as the case may be).  Subject to the express terms and conditions of this Agreement, each of the Replacement Plans shall be, with respect to R&DCo Employees who are participants in such Plans, the successors in interest to and shall recognize rights and entitlements under the corresponding Ikaria Plans in effect as of the Distribution Date in which such R&DCo Employees participated prior to the Distribution Date (or Transfer Date, as the case may be). The Parties agree that R&DCo Employees are not entitled to receive duplicative benefits for the same periods of service from the Ikaria Plans and the R&DCo Plans.

(b)                                 Service and Other Factors Determining Benefits. With respect to R&DCo  Employees, each R&DCo Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Distribution Date or Transfer Date, were recognized under the corresponding Ikaria Plan (for periods immediately before the Distribution Date or Transfer Date, as applicable) shall receive full recognition, credit, and validity and be taken into account under such R&DCo Plan to the same extent that such service, compensation and other factors were taken into account under the corresponding Ikaria Plan, as though arising under such R&DCo Plan (or in the case of an R&DCo Plan that is not a Replacement Plan as if such individual had been employed by ServicesCo since his or her date of hire with any member of the Ikaria Group). Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Employee under any Ikaria Plan and any R&DCo Plan.

(c)                                  Power to Amend. Notwithstanding the foregoing provisions of this Section 4.2 and except as specifically set forth herein, nothing in this Agreement shall preclude R&DCo from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any R&DCo Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any R&DCo Plan.

ARTICLE V.

HEALTH AND WELFARE

Section 5.1. Assumption of Health and Welfare Plans.

(a)                                 Cessation of Coverage in Ikaria Plans. Ikaria maintains health and welfare plans for the benefit of eligible Employees (the “Ikaria Welfare Plans”). On the Distribution Date (or Transfer Date, as applicable) or such later date as may be agreed to by the Parties pursuant to Section 2.2  hereof or the Transition Services Agreement, each person who is an R&DCo Employee on such date shall cease to be covered under the Ikaria Welfare Plans. Notwithstanding the immediately preceding sentence, with respect to any R&DCo Employee who would not be eligible for coverage under any R&DCo Plan because such person is not actively at work on the Distribution Date (or Transfer Date) due to any medical, sickness, accident leave or any other approved leave of absence, Ikaria shall administer claims for such persons on behalf of R&DCo as though the relevant Ikaria Welfare Plan had continued to be applicable (at the cost and expense of R&DCo) until the earliest to occur of (i) the date such person first resumes active employment with ServicesCo; (ii) the date such person ceases to be an Employee of ServicesCo (including, without limitation, by reason of not returning to work at the expiration of any approved leave); (iii) the date on which such approved leave of absence expires without such person returning to active employment or terminating employment; and (iv) the date, if any, more than six months following the Distribution Date (or Transfer Date) that Ikaria shall choose, in its discretion, to cease to provide such continued coverage upon not less than 90 days advance written notice to R&DCo and the affected R&DCo Employees.

(b)                                 Claims Arising Prior to Distribution Date. On or after the Distribution Date, but subject to the obligations of R&DCo pursuant to Section 2.2, Ikaria and the Ikaria Welfare Plans shall remain responsible for all Liabilities in respect of or relating to R&DCo Employees relating to claims or expenses incurred on or prior to the Distribution Date (or Transfer Date, as applicable). For purposes of the foregoing sentence, to the extent that an eligible beneficiary under any such Ikaria Welfare Plan commences a hospital confinement on or prior to the Distribution Date (or Transfer Date) that continues after the Distribution Date (or Transfer Date), to the extent consistent with the applicable insurance policy under the Ikaria Welfare Plan, all expenses related to such hospitalization (including any related services that are incurred during the period of the same continuous hospital confinement) shall be considered part of the claim incurred on or prior to the Distribution Date (or Transfer Date). All other claims shall be deemed incurred on the date the actual expense is incurred.

(c)                                  No Transfer of Assets Pertaining to Welfare Plans. Nothing in this Agreement shall require Ikaria or any Ikaria Welfare Plan to transfer assets or reserves with respect to the Ikaria Welfare Plans to R&DCo.

Section 5.2. Terms of Participation in the R&DCo Welfare Plans. R&DCo shall cause the applicable R&DCo Plans to (a) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such R&DCo Employees other than such limitations, exclusions, and conditions that were in effect with respect to R&DCo Employees as of the Distribution Date (or Transfer Date), in each case under the corresponding Ikaria Welfare Plan and (b) honor any deductibles, out-of-pocket maximums and co-payments incurred by R&DCo Employees under the corresponding Ikaria Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Ikaria Welfare Plan for the calendar year in which the Distribution Date (or Transfer Date) occurs.

Section 5.3.                                 COBRA. R&DCo shall be responsible for liability associated with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any R&DCo Employee and any of his or her dependents having rights derived from such R&DCo Employee with respect to qualified events incurred during any period commencing immediately following Distribution Date (or Transfer Date, as applicable).   Ikaria shall be responsible for liability associated with COBRA with respect to any Employee and any of his or her dependents having rights derived from such Employee where such individual has incurred an initial qualifying event prior to or through the Distribution Date (or Transfer Date), including any qualifying event incurred in connection with the transactions contemplated by this Agreement or the Separation and Distribution Agreement.

Section 5.4.                                 Workers’ Compensation Claims. Effective on the Distribution Date, R&DCo shall assume responsibility for all Liabilities for R&DCo Employees and any former Employees who primarily performed services for the R&DCo Business related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and whether arising before or after the Distribution Date.  For the avoidance of doubt, Ikaria shall be fully responsible for the administration of all such claims made prior to Distribution Date, but R&DCo shall reimburse and otherwise fully indemnify Ikaria for all Liabilities related to such claims in respect of such R&DCo Employees and any former Employees who primarily performed services for the R&DCo Business, including (a) the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, (b) paying benefits and settlements and (c) establishing reserves, in each case as determined by Ikaria or its designate.  With respect to any claim for worker’s compensation or similar benefits by an R&DCo Employee or any former Employees who primarily performed services for the R&DCo Business made after the Distribution Date, R&DCo shall be solely responsible for such claim and for complying with all applicable laws with respect thereto.

Section 5.5.                                 Flexible Spending Accounts.  As soon as reasonably practicable following the date that ServicesCo adopts a flexible spending account Replacement Plan,

Ikaria will transfer the R&DCo Employees’ health-care and dependent-care spending account balances (determined as of such date (the “Flex Plan Transfer Date”)) under Ikaria’s flexible spending account plans to ServicesCo’s flexible spending account plan and the net aggregate flexible spending account balances for R&DCo Employees, positive or negative, will be offset from the next request for reimbursement by the Parties under this Agreement.  On and after the Flex Plan Transfer Date, ServicesCo’s flexible spending account plan shall be responsible for reimbursement of eligible health-care and dependent-care expenses incurred during the 2014 calendar year by R&DCo Employees and their respective eligible spouses and dependents (to the extent such expenses have no previously been reimbursed under Ikaria’s flexible spending account plan).

ARTICLE VI.

401(K) PLANS

Section 6.1.                                 Establishment of the R&DCo 401(k) Plan. R&DCo shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer a Replacement Plan intended to qualify under Section 401(a) of the Code having a cash or deferred feature qualified under Section 401(k) of the Code (the “R&DCo 401(k) Plan”) as soon as reasonably practicable following the Distribution Date.  For the avoidance of doubt, nothing in this Section 6.1 shall be construed to require R&DCo to maintain any particular investment option under such plan or to provide a company match, or a company match at the same level as in the Ikaria 401(k) Plan.

Section 6.2. Plan-to-Plan Transfer; Rollover. The Parties shall cooperate in effecting a plan-to-plan transfer of assets and liabilities from the Ikaria 401(k) Plan to the R&DCo 401(k) Plan.  In the event the Parties determine jointly that such a transfer is not practicable, the R&DCo 401(k) Plan shall accept direct rollovers of the R&DCo Employees’ balances in the Ikaria 401(k) Plan, including loan rollovers to the extent administratively feasible.

Section 6.3.  Employer Contributions.  To the extent that Ikaria contributes additional employer contributions following the Distribution Date (or Transfer Date, as applicable) to the Ikaria 401(k) Plan on behalf of R&DCo Employees or former Employees who primarily performed services for the R&DCo Business, R&DCo shall promptly reimburse Ikaria for the cost of such employer contributions that are allocated to such Employees’ accounts.

ARTICLE VII.

EQUITY BASED AND OTHER LONG-TERM INCENTIVE AWARDS

Section 7.1. Assumption of Equity Incentive Plans; General Treatment of Outstanding Awards.

(a)                                 Treatment of Outstanding Ikaria Stock Options.   Prior to and in connection with the Distribution, each outstanding Ikaria Stock Option, whether vested or unvested, and each Ikaria Equity Plan itself, insofar as it relates to outstanding Ikaria Stock Options, shall be adjusted so that each Ikaria Stock Option shall become (i) an option to acquire, on the same terms and conditions as were applicable to such Ikaria Stock Option prior to the Distribution, an option to acquire the same number of shares of Ikaria non-voting common stock as were subject to the Ikaria Stock Option, at a price per share (rounded up to the nearest whole cent) equal to the product of (x) the quotient of (A) the CommercialCo FMV and (B) the sum of the (I) CommercialCo FMV and (II) the R&DCo FMV and (y) the exercise price per share of such Ikaria Stock Option (such options, the “Post-Distribution Ikaria Options”); and (ii) an option to acquire, on the same terms and conditions as were applicable to such Ikaria Stock Option prior to the Distribution, an option to acquire the same number of R&DCo non-voting common units as were subject to the Ikaria Stock Option, at a price per unit (rounded up to the nearest whole cent) equal to the product of (x) the quotient of (A) the R&DCo FMV and (B) the sum of (I) the CommercialCo FMV and (II) the R&DCo FMV and (y) the exercise price per share of such Ikaria Stock Option (such options the “Post-Distribution R&DCo Options”); provided, however, that Ikaria Stock Options held by holders who are not Accredited Investors or employees of Ikaria will also be adjusted pursuant to this Section 7.1(a), but the holders thereof will receive, in lieu of each such Post-Distribution R&DCo Option, an amount in cash equal to the product of (1) the difference between the fair market value of an R&DCo non-voting common unit (as determined by R&DCo) less the exercise price of the Post-Distribution R&DCo Option such holder would have been granted, multiplied by (2) the number of R&DCo non-voting common units that would have been subject to such R&DCo Option, less applicable withholding taxes, which cash amount R&DCo shall pay (or cause to be paid) to the holder promptly following completion of the Distribution.  Solely to the extent that Ikaria accelerates in full the vesting of the Post-Distribution Ikaria Options in connection with the Ikaria Acquisition, then R&DCo hereby undertakes to accelerate in full the vesting of the Post-Distribution R&DCo Options.

(b)                                 Treatment of Outstanding Ikaria RSUs.  Prior to and in connection with the Distribution, each outstanding Ikaria RSU, and each Ikaria Equity Plan itself, insofar as it relates to outstanding Ikaria RSUs, shall be adjusted so that each Ikaria RSU shall become (i) a restricted stock unit, on the same terms and conditions as were applicable to such Ikaria RSU prior to the Distribution, with respect to the same number of shares of Ikaria non-voting common stock as were subject to the Ikaria RSU (such restricted stock units, the “Post-Distribution Ikaria RSUs”); and (ii) a restricted unit, on the same terms and conditions as were applicable to such Ikaria RSU prior to the Distribution, with respect to the same number of R&DCo non-voting common units as were subject to the

Ikaria RSU (such restricted units, the “Post-Distribution R&DCo RSUs”).  Solely to the extent that Ikaria accelerates in full the vesting of the Post-Distribution Ikaria RSUs in connection with the Ikaria Acquisition, then R&DCo hereby undertakes to accelerate in full the vesting of the Post-Distribution R&DCo RSUs and to settle such Post-Distribution R&DCo RSUs by the delivery of one R&DCo non-voting common unit with respect to each such Post-Distribution R&DCo RSU; provided, however, that a portion of the Post-Distribution R&DCo RSUs may be accelerated prior to the closing of the Ikaria Acquisition in the discretion of the Board of Directors of R&DCo.

(c)                                  Ikaria Equity Award Actions.  Ikaria shall continue the Ikaria Equity Plans to the extent necessary to govern the Ikaria Equity Awards following the adjustment contemplated by this Section and shall continue to take all corporate action necessary to reserve a sufficient number of shares of Ikaria non-voting common stock for delivery upon exercise of the Post-Distribution Ikaria Options issued pursuant to this Section and the settlement of the Post-Distribution Ikaria RSUs issued pursuant to this Section; provided, however, that (i) nothing herein shall limit Ikaria’s rights with respect to the disposition of an Ikaria Equity Award in accordance with the Ikaria Acquisition and (ii) the provisions of this Section 7.1(c) shall cease to apply following the closing of the Ikaria Acquisition.

(d)                                 R&DCo Equity Award Actions.  R&DCo shall assume each Ikaria Equity Plan solely to the extent necessary to govern the R&DCo Equity Awards and such plans shall be renamed as R&DCo Equity Plans.  R&DCo shall take all corporate action necessary to reserve for issuance a sufficient number of R&DCo non-voting common units for delivery upon exercise of the Post-Distribution R&DCo Options assumed in accordance with this Section and the settlement of the Post-Distribution R&DCo RSUs assumed in accordance with this Section.  For the avoidance of doubt and without limitation of Section 2.1(i), R&DCo shall be responsible for all Liabilities with respect to the R&DCo Equity Awards that remain outstanding following the Distribution, including (a) all income, payroll, or other tax reporting related to income of R&DCo Employees and Ikaria Employees from any R&DCo Equity Awards and (b) remitting the applicable tax withholdings for such income to each applicable taxing authority.  R&DCo shall provide written notice to Ikaria in the event that any Ikaria Employee exercises an R&DCo Equity Award, which notice shall be provided within thirty (30) days following R&DCo’s receipt of notice of such exercise.

ARTICLE VIII.

INCENTIVE PLANS

Section 8.1.                                 Incentive Plans. R&DCo shall be responsible for all Liabilities relating to R&DCo Employees in respect of any short term incentive plan related to their services for the R&DCo Business, including that, with respect to any Transferred

Employee (or Delayed Transfer Employee or any former Employee who primarily performed services for the R&DCo Business), R&DCo shall be responsible for, or shall reimburse Ikaria for, the payment of any portion of any incentive payment payable to any Transferred Employee (or Delayed Transfer Employee or any former Employee who primarily performed services for the R&DCo Business) related to service performed in the applicable performance period through the Distribution Date (or, if applicable, the Transfer Date).

ARTICLE IX.

EXECUTIVE AGREEMENTS

[Reserved.]

ARTICLE X.

GENERAL AND ADMINISTRATIVE

Section 10.1.                          Sharing of Information. Subject to any consents required or any other restrictions imposed by law, each Party shall each provide to any other Party and its agents and vendors all information that such other Party may reasonably request to enable the requesting party to administer efficiently and accurately each of its Plans and to determine the scope of, and to fulfill, its obligations under this Agreement. Ikaria shall provide R&DCo or its designees, on a timely basis, such information including, without limitation, dates of termination, length of service and last known addresses, and other assistance as it or they shall reasonably request from time to time to administer its on-going obligations under this Agreement. Any information shared or exchanged pursuant to this Agreement shall be kept confidential by the Parties and used only for and to the extent necessary to establish, maintain and administer the plans, programs and agreements as contemplated by this Agreement.

Section 10.2. Cooperation.  Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable (including, without limitation, any actions required under applicable laws and regulations) to fulfill their respective duties and obligations contemplated by this Agreement. The actions described in the immediately preceding sentence shall include, without limitation, adopting plans or plan amendments and the payment of compensation due to any Employee, Ikaria Employee or R&DCo Employee. Each of the Parties hereto shall cooperate fully on any issue relating to the duties and obligations contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

Section 10.3.                          Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or insurer) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.4. No Third Party Beneficiaries.

(a)                                 Except as provided in Section 10.4(d), nothing in this Agreement shall confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b)                                 Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to R&DCo’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c)                                  Nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement or to alter or limit R&DCo’s or any member of the Ikaria Group’s ability to amend, modify or terminate any particular benefit plan, program or agreement.

(d)                                 Except for Purchaser, which shall be a third party beneficiary of this Agreement, nothing in this Agreement is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective Group Members, successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto.  This Agreement may only be amended with Purchaser’s consent (which shall not be unreasonably withheld).

Section 10.5. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Ikaria:

INO Therapeutics LLC

Perryville III Corporate Park

53 Frontage Road, Third Floor

P. O. Box 9001

Hampton, NJ 08827

Attention:  General Counsel

If to R&DCo:

Bellerophon Therapeutics LLC

Perryville III Corporate Park

53 Frontage Road, Third Floor

P. O. Box 9001

Hampton, NJ 08827

Attention:  General Counsel (or Chief Executive Officer if there is no General Counsel)

Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.6.                          Governing Law.  The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 10.7.                          Jurisdiction.  If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties irrevocably  (a) consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington,

Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.  Either Party may make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 10.5.  Nothing in this Section 10.7, however, shall affect the right to serve legal process in any other manner permitted by Law.

Section 10.8                             Binding Effect and Assignment.  This Agreement binds and benefits the Parties and their respective permitted successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Party and any assignment or attempted assignment in violation of the foregoing shall be null and void.  Notwithstanding the preceding sentence, either Party may, upon written notice, assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale of all or substantially all of its assets; provided that the surviving party or acquirer in such transaction agrees in writing to assume and be bound by all of such Party’s obligations hereunder.

Section 10.9                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.10                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.11                      Entire Agreement.  This Agreement, together with the Separation and Distribution Agreement and the other Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement, the Separation and Distribution Agreement and the other Ancillary Documents, as applicable.  In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in the Separation and Distribution Agreement, on the other hand, pertaining to the subject matter of this Agreement, the specific provisions in this Agreement shall control over the provisions in the Separation and Distribution Agreement, as applicable.

Section 10.12                      Amendment.  The Parties may amend this Agreement only by a written agreement signed by both Parties and that identifies itself as an amendment to this Agreement.

Section 10.13                      Termination.  This Agreement may be terminated (a) at any time after the Distribution, by the mutual written consent of Ikaria and R&DCo; or (b) at any time prior to the Distribution by (and in the sole discretion of) Ikaria without the approval of R&DCo.  In the event of a termination of this Agreement pursuant to the foregoing sentence, neither Party shall have any liability of any kind to the other Party under this Agreement, except for any breach of this Agreement that occurs prior to such termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

IKARIA, INC. a Delaware corporation		BELLEROPHON THERAPEUTICS LLC a Delaware limited liability company

By:	/s/ James Briggs	By:	/s/ Daniel Tassé
Name: James Briggs		Name: Daniel Tassé
Title: Senior Vice President,		Title: Chief Executive Officer
Human Resources

[Signature Page to Employee Matters Agreement]

SCHEDULE A TO EMPLOYEE MATTERS AGREEMENT

TRANSFERRED EMPLOYEES

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]